SUN POWER CORPORATION
2002 STOCK OPTION PLAN

This 2002 Stock Option Plan (the "Plan") provides for the grant of options to acquire common shares (the "Common Shares") in the capital of Sun Power Corporation, a corporation formed under the laws of the State of Nevada (the "Corporation"). Stock options granted under this Plan that qualify under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), are referred to in this Plan as "Incentive Stock Options". Incentive Stock Options and stock options that do not qualify under Section 422 of the Code ("Non-Qualified Stock Options") granted under this Plan are referred to collectively as "Options".

1. PURPOSE

1.1 The purpose of this Plan is to retain the services of valued key employees and consultants of the Corporation and such other persons as the Plan Administrator shall select in accordance with Section 3 below, and to encourage such persons to acquire a greater proprietary interest in the Corporation, thereby strengthening their incentive to achieve the objectives of the shareholders of the Corporation, and to serve as an aid and inducement in the hiring of new employees and to provide an equity incentive to consultants and other persons selected by the Plan Administrator.

1.2 This Plan shall at all times be subject to all legal requirements relating to the administration of stock option plans, if any, under applicable corporate laws, applicable United States federal and state securities laws, the Code, the rules of any applicable stock exchange or stock quotation system, and the rules of any foreign jurisdiction applicable to Options granted to residents therein (collectively, the "Applicable Laws").

2. ADMINISTRATION

2.1 This Plan shall be administered initially by the Board of Directors of the Corporation (the "Board"), except that the Board may, in its discretion, establish a committee composed of two (2) or more members of the Board or two (2) or more other persons to administer the Plan, which committee (the "Committee") may be an executive, compensation or other committee, including a separate committee especially created for this purpose. The Board or, if applicable, the Committee is referred to herein as the "Plan Administrator".

2.2 If and so long as the Common Stock is registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Board shall consider in selecting the Plan Administrator and the membership of any Committee, with respect to any persons subject or likely to become subject to Section 16 of the Exchange Act, the provisions regarding (a) "outside directors" as contemplated by Section 162(m) of the Code, and (b) "Non-Employee Directors" as contemplated by Rule 16b-3 under the Exchange Act.

2.3 The Committee shall have the powers and authority vested in the Board hereunder (including the power and authority to interpret any provision of the Plan or of any Option). The members of any such Committee shall serve at the pleasure of the Board. A majority of the members of the Committee shall constitute a quorum, and all actions of the Committee shall be taken by a majority of the members present. Any action may be taken by a written instrument signed by all of the members of the Committee and any action so taken shall be fully effective as if it had been taken at a meeting.

2.4 Subject to the provisions of this Plan and any Applicable Laws, and with a view to effecting its purpose, the Plan Administrator shall have sole authority, in its absolute discretion, to:

(a) construe and interpret this Plan;

(b) define the terms used in the Plan;

(c) prescribe, amend and rescind the rules and regulations relating to this Plan;

(d) correct any defect, supply any omission or reconcile any inconsistency in this Plan;

(e) grant Options under this Plan;

(f) determine the individuals to whom Options shall be granted under this Plan and whether the Option is an Incentive Stock Option or a Non-Qualified Stock Option;

(g) determine the time or times at which Options shall be granted under this Plan;

(h) determine the number of Common Shares subject to each Option, the exercise price of each Option, the duration of each Option and the times at which each Option shall become exercisable;

(i) determine all other terms and conditions of the Options; and

(j) make all other determinations and interpretations necessary and advisable for the administration of the Plan.

2.5 All decisions, determinations and interpretations made by the Plan Administrator shall be binding and conclusive on all participants in the Plan and on their legal representatives, heirs and beneficiaries.

3. ELIGIBILITY

3.1 Incentive Stock Options may be granted to any individual who, at the time the Option is granted, is an employee of the Corporation or any Related Corporation (as defined below) ("Employees").

3.2 Non-Qualified Stock Options may be granted to Employees and to such other persons, including directors, officers and consultants of the Corporation or any Related Corporation, who are not Employees as the Plan Administrator shall select, subject to any Applicable Laws.

3.3 Options may be granted in substitution for outstanding Options of another corporation in connection with the merger, consolidation, acquisition of property or stock or other reorganization between such other corporation and the Corporation or any subsidiary of the Corporation. Options also may be granted in exchange for outstanding Options.

3.4 Any person to whom an Option is granted under this Plan is referred to as an "Optionee". Any person who is the owner of an Option is referred to as a "Holder".

3.5 As used in this Plan, the term "Related Corporation" shall mean any corporation (other than the Corporation) that is a "Parent Corporation" of the Corporation or "Subsidiary Corporation" of the Corporation, as those terms are defined in Sections 424(e) and 424(f), respectively, of the Code (or any successor provisions) and the regulations thereunder (as amended from time to time).

4. STOCK

4.1 The Plan Administrator is authorized to grant Options to acquire up to a total of 5,000,000 Common Shares; provided that at no time shall the total number of Common Shares issuable upon exercise of all outstanding Options (and the total number of Common Shares provided under any bonus or similar plan or agreement) exceed 30% of the issued and outstanding Common Shares of the Corporation. The number of Common Shares with respect to which Options may be granted hereunder is subject to adjustment as set forth in Section 5.1(m) hereof. In the event that any outstanding Option expires or is cancelled or terminated for any reason, the Common Shares allocable to the unexercised portion of such Option may again be subject to an Option granted to the same Optionee or to a different person eligible under Section 3 of this Plan; provided however, that any cancelled Options will be counted against the maximum number of shares with respect to which Options may be granted to any particular person as set forth in Section 3 hereof. The total number of Options awarded to all persons engaged or employed by the Corporation to perform investor relation activities for the Corporation shall not exceed two percent (2%) of the issued and outstanding Common Shares of the Corporation. The total number of Common Shares subject to Incentive Stock Options (and all other outstanding Options granted to Employees) shall not exceed ten percent (10%) of the issued and outstanding Common Shares of the Corporation.

5. TERMS AND CONDITIONS OF OPTIONS

5.1 Each Option granted under this Plan shall be evidenced by a written agreement approved by the Plan Administrator (each, an "Agreement") and following the approval by the Board, the Plan Administrator shall notify the Optionee in writing of the Grant and shall enclose with such notice a copy of the Agreement. Agreements may contain such provisions, not inconsistent with this Plan or any Applicable Laws, as the Plan Administrator in its discretion may deem advisable. All Options also shall comply with the following requirements:

(a) Number of Shares and Type of Option

Each Agreement shall state the number of Common Shares to which it pertains and whether the Option is intended to be an Incentive Stock Option or a Non-Qualified Stock Option; provided that:

(i) the number of Common Shares that may be reserved pursuant to the exercise of Incentive Stock Options granted to any person shall not exceed 5% of the issued and outstanding Common Shares of the Corporation;

(ii) in the absence of action to the contrary by the Plan Administrator in connection with the grant of an Option, all Options shall be Non-Qualified Stock Options;

(iii) the aggregate fair market value (determined at the Date of Grant, as defined below) of the Common Shares with respect to which Incentive Stock Options are exercisable for the first time by the Optionee during any calendar year (granted under this Plan and all other Incentive Stock Option plans of the Corporation, a Related Corporation or a predecessor corporation) shall not exceed U.S.$100,000, or such other limit as may be prescribed by the Code as it may be amended from time to time (the "Annual Limit"); and

(iv) any portion of an Incentive Stock Option which exceeds the Annual Limit shall not be void but rather shall be a Non-Qualified Stock Option.

(b) Date of Grant

Each Agreement shall state the date the Plan Administrator has deemed to be the effective date of the Option for purposes of this Plan (the "Date of Grant").

(c) Option Price

Each Agreement shall state the price per Common Share (the "Exercise Price") at which it is exercisable. The Plan Administrator shall act in good faith to establish the Exercise Price in accordance with Applicable Laws, provided that:

(i) the Exercise Price for an Incentive Stock Option or any Option granted to a "covered employee" (as such term is defined for purposes of Section 162(m) of the Code), shall not be less than the fair market value of the Common Shares traded through the facilities of an exchange, including the NASD OTCBB market, the NASDAQ Small Cap Market, the American Stock Exchange (Amex) or the NASDAQ National Market (an "Exchange") (or if the Common Shares are not listed for trading on an Exchange, then such other exchange or quotation system on which the Common Shares are listed or quoted for trading) (the "FMV") at the Date of Grant as determined by the Plan Administrator in good faith;

(ii) with respect to Incentive Stock Options granted to greater-than-ten percent (>10%) shareholders of the Corporation (as determined with reference to Section 424(d) of the Code), the Exercise Price shall not be less than one hundred ten percent (110%) of the FMV at the Date of Grant as determined by the Plan Administrator in good faith;

(iii) the Exercise Price shall not be less than eighty-five percent (85%) of the FMV at the Date of Grant less any discount permitted by or such other price as may be required by an Exchange, except that the Exercise Price shall not be less than one hundred ten percent (110%) of the FMV at the Date of Grant in the case of any Options granted to any person who owns securities possessing more than ten percent (10%) of the total combined voting power (as defined in Section 194.5 of the California Corporations Code) of all classes of securities of the Corporation or its parents or subsidiaries possessing voting power, all as determined by the Plan Administrator in good faith; and

(iv) Options granted in substitution for outstanding options of another corporation in connection with the merger, consolidation, acquisition of property or stock or other reorganization involving such other corporation and the Corporation or any subsidiary of the Corporation may be granted with an exercise price equal to the exercise price for the substituted option of the other corporation, subject to any adjustment consistent with the terms of the transaction pursuant to which the substitution is to occur.

(d) Duration of Options

At the time of the grant of an Option, the Plan Administrator shall designate, subject to Section 5.1(g) below, the expiration date (the "Expiration Date") of the Option, which date shall not be later than one hundred twenty (120) months from the Date of Grant; provided that the expiration date of any Incentive Stock Option granted to a greater-than-ten percent (>10%) shareholder of the Corporation (as determined with reference to Section 424(d) of the Code) shall not be later than five (5) years from the Date of Grant. In the absence of action to the contrary by the Plan Administrator in connection with the grant of a particular Option, and except in the case of Incentive Stock Options as described above, all Options granted under this Plan shall expire ten (10) years from the Date of Grant.

(e) Vesting Schedule

No Option shall be exercisable until it has vested. The vesting schedule for each Option shall be specified by the Plan Administrator at the time of grant of the Option; provided that at least 20% of the Options must vest per year and provided, that if no vesting schedule is specified at the time of grant, the Option shall vest according to the following schedule:

Number of Years Following Date of Grant	Percentage of Total Option Vested
One	25%
Two	50%
Three	75%
Four	100%

The Plan Administrator may specify a vesting schedule for all or any portion of an Option based on the achievement of performance objectives established in advance of the commencement by the Optionee of services related to the achievement of the performance objectives. Performance objectives shall be expressed in terms of objective criteria, including but not limited to, one or more of the following: return on equity, return on assets, share price, market share, sales, earnings per share, costs, net earnings, net worth, inventories, cash and cash equivalents, gross margin or the Corporation's performance relative to its internal business plan. Performance objectives may be in respect of the performance of the Corporation as a whole (whether on a consolidated or unconsolidated basis), a Related Corporation, or a subdivision, operating unit, product or product line of either of the foregoing. Performance objectives may be absolute or relative and may be expressed in terms of a progression or a range. An Option that is exercisable (in full or in part) upon the achievement of one or more performance objectives may be exercised only following written notice to the Optionee and the Corporation by the Plan Administrator that the performance objective has been achieved.

(f) Acceleration of Vesting

The vesting of one or more outstanding Options may be accelerated by the Plan Administrator at such times and in such amounts as it shall determine in its sole discretion.

(g) Termination of Options

(i) Options that have vested shall terminate, to the extent not previously exercised, upon the occurrence of the first of the following events:

A. 5:00 p.m. (Pacific time) on the Expiration Date of the Option, as designated by the Plan Administrator in accordance with Section 5.1(d) above;

B. in the event that the Optionee holds his or her Options as an Employee and the Optionee ceases to be an Employee other than by reason of death, disability or termination for cause (as defined by applicable law), the expiration of thirty (30) days from the date that the Optionee ceases to be an Employee;

C. in the event that the Optionee holds his or her Options as an officer, director or consultant of the Corporation or any Related Corporation, and the Optionee ceases to be an officer or director other than by reason of death or disability, the expiration of one (1) month following the date the Optionee ceases to be an officer, director or consultant of the Corporation unless the Optionee continues to be engaged by the Corporation as an Employee, then the expiration as specified in section 5.1(g)(i)(B) above;

D. in the event that the Optionee ceases to be a director, officer, Employee or consultant of the Corporation or any Related Corporation for cause (as defined by applicable law and as determined by the Plan Administrator acting reasonably), the date the Optionee ceases to be a director, officer, Employee or consultant of the Corporation or any Related Corporation;

E. in the event the Optionee should die while he or she is still a director, officer, Employee or consultant of the Corporation or any Related Corporation, the expiration of six (6) months from the death of the Optionee unless, in the case of a Non-Qualified Stock Option, the exercise period is extended by the Plan Administrator until a date not later than the Expiration Date of the Option; or

F. in the event that the Optionee should become disabled while he or she is still a director, officer, Employee or consultant of the Corporation or any Related Corporation, the expiration of six (6) months from the date of disability of the Optionee unless, in the case of a Non-Qualified Stock Option, the exercise period is extended by the Plan Administrator until a date not later than the Expiration Date of the Option.

(iii) Upon the death of an Optionee, any vested Options held by the Optionee shall be exercisable only by the person or persons to whom such Optionee's rights under such Option shall pass by the Optionee's will or by the laws of descent and distribution of the Optionee's domicile at the time of death and only until such Options terminate as provided above.

(v) Unless accelerated in accordance with Section 5.1(f) above, unvested Options shall terminate immediately upon termination of employment or engagement of the Optionee by the Corporation for any reason whatsoever, including death or disability.

(vi) For purposes of this Plan, transfer of employment between or among the Corporation and/or any Related Corporation shall not be deemed to constitute a termination of employment with the Corporation or any Related Corporation. Employment shall be deemed to continue while the Optionee is on military leave, sick leave or other bona fide leave of absence (as determined by the Plan Administrator). The foregoing notwithstanding, employment shall not be deemed to continue beyond the first ninety (90) days of such leave, unless the Optionee's re-employment rights are guaranteed by statute or by contract.

(h) Exercise of Options

(i) Options shall be exercisable, in full or in part, at any time after vesting, until termination or expiration of such Options; provided that Incentive Stock Options granted prior to approval of the Plan by the Corporation's shareholders shall not be exercisable until such approval has been obtained. If less than all of the Common Shares included in the vested portion of any Option are purchased, the remainder may be purchased at any subsequent time prior to the expiration of the Option. Only whole shares may be issued pursuant to an Option, and to the extent that an Option covers less than one (1) share, it is unexercisable.

(ii) Options or portions thereof may be exercised by giving written notice to the Corporation, which notice shall specify the number of Common Shares to be purchased, and be accompanied by payment in the amount of the aggregate exercise price for the Common Shares so purchased, which payment shall be in the form specified in Section 5.1(i) below. The Corporation shall not be obligated to issue, transfer or deliver a certificate representing Common Shares to the Holder of any Option, until provision has been made by the Holder, to the satisfaction of the Corporation, for the payment of the aggregate exercise price for all Common Shares for which the Option shall have been exercised and for satisfaction of any tax withholding obligations associated with such exercise. During the lifetime of an Optionee, Options are exercisable only by the Optionee.

(i) Payment upon Exercise of Option

Upon the exercise of any Option, the aggregate exercise price shall be paid to the Corporation in cash or by certified or cashier's check.

(j) No Rights as a Shareholder

A Holder shall have no rights as a shareholder with respect to any Common Shares covered by an Option until such Holder becomes a record holder of such Common Shares, irrespective of whether such Holder has given notice of exercise. Subject to the provisions of Section 5.1(m) hereof, no rights shall accrue to a Holder and no adjustments shall be made on account of dividends (ordinary or extraordinary, whether in cash, securities or other property) or distributions or other rights declared on, or created in, the Common Shares for which the record date is prior to the date the Holder becomes a record holder of the Common Shares covered by the Option, irrespective of whether such Holder has given notice of exercise.

(k) Non-transferability of Options

Options granted under this Plan and the rights and privileges conferred by this Plan may not be transferred, assigned, pledged or hypothecated in any manner (whether by operation of law or otherwise) other than by will, by applicable laws of descent and distribution, by instrument to an intervivos or testamentary trust in which the Options are to be passed to beneficiaries upon the death of the trustor (settlor), or by a gift to immediate family (as that term is defined in Rule 16a-1(e) of the Exchange Act, or as permitted by Rule 701 of the Securities Act of 1933, as amended), and shall not be subject to execution, attachment or similar process. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of any Option or of any right or privilege conferred by this Plan contrary to the provisions hereof, or upon the sale, levy or any attachment or similar process upon the rights and privileges conferred by this Plan, such Option shall thereupon terminate and become null and void.

(l) Securities Regulation and Tax Withholding

(i) Common Shares shall not be issued with respect to an Option unless the exercise of such Option and the issuance and delivery of such Common Shares shall comply with all Applicable Laws, and such issuance shall be further subject to the approval of counsel for the Corporation with respect to such compliance, including the availability of an exemption from prospectus and registration requirements for the issuance and sale of such Common Shares. The inability of the Corporation to obtain from any regulatory body the authority deemed by the Corporation to be necessary for the lawful issuance and sale of any Common Shares under this Plan, or the unavailability of an exemption from prospectus and registration requirements for the issuance and sale of any Common Shares under this Plan, shall relieve the Corporation of any liability with respect to the non-issuance or sale of such Common Shares.

(ii) By accepting an Option, the Optionee represents and agrees that none of the Common Shares purchased upon exercise of the Option will be distributed in violation of any Applicable Laws. As a condition to the exercise of an Option, the Plan Administrator may require the Holder to represent and warrant in writing at the time of such exercise that the Common Shares are being purchased only for investment and without then-present intention to sell or distribute such Common Shares. If necessary under Applicable Laws the Plan Administrator may cause a stop-transfer order against such Common Shares to be placed on the stock books and records of the Corporation, and a legend indicating that such Common Shares may not be pledged, sold or otherwise transferred unless an opinion of counsel is provided stating that such transfer is not in violation of any Applicable Laws, may be stamped on the certificates representing such Common Shares in order to assure an exemption from registration. The Plan Administrator also may require such other documentation as may from time to time be necessary to comply with applicable securities laws. THE CORPORATION HAS NO OBLIGATION TO UNDERTAKE REGISTRATION OF OPTIONS OR THE COMMON SHARES ISSUABLE UPON THE EXERCISE OF OPTIONS.

(iii) The Holder shall pay to the Corporation by certified or cashier's check, promptly upon exercise of an Option or, if later, the date that the amount of such obligations becomes determinable, all applicable federal, state, local and foreign withholding taxes that the Plan Administrator, in its discretion, determines to result upon exercise of an Option or from a transfer or other disposition of Common Shares acquired upon exercise of an Option or otherwise related to an Option or Common Shares acquired in connection with an Option.

(iv) The issuance, transfer or delivery of certificates representing Common Shares pursuant to the exercise of Options may be delayed, at the discretion of the Plan Administrator, until the Plan Administrator is satisfied that the applicable requirements of all Applicable Laws and the withholding provisions of the Code have been met and that the Holder has paid or otherwise satisfied any withholding tax obligation as described in Section 5.1(l)(iii) above.

(m) Adjustments Upon Changes In Capitalization

(i) The aggregate number and class of shares for which Options may be granted under this Plan, the number and class of shares covered by each outstanding Option, and the exercise price per share thereof (but not the total price), and each such Option, shall all be proportionately adjusted for any increase or decrease in the number of issued Common Shares of the Corporation resulting from:

A. a subdivision or consolidation of shares or any like capital adjustment, or

B. the issuance of any Common Shares, or securities exchangeable for or convertible into Common Shares, to the holders of all or substantially all of the outstanding Common Shares by way of a stock dividend (other than the issue of Common Shares, or securities exchangeable for or convertible into Common Shares, to holders of Common Shares pursuant to their exercise of options to receive dividends in the form of Common Shares, or securities convertible into Common Shares, in lieu of dividends paid in the ordinary course on the Common Shares).

(ii) Except as provided in Section 5.1(m)(iii) hereof, upon a merger (other than a merger of the Corporation in which the holders of Common Shares immediately prior to the merger have the same proportionate ownership of common shares in the surviving corporation immediately after the merger), consolidation, acquisition of property or stock, separation, reorganization (other than a mere re-incorporation or the creation of a holding Corporation) or liquidation of the Corporation, as a result of which the shareholders of the Corporation, receive cash, shares or other property in exchange for or in connection with their Common Shares, any Option granted hereunder shall terminate, but the Holder shall have the right to exercise such Holder's Option immediately prior to any such merger, consolidation, acquisition of property or shares, separation, reorganization or liquidation, and to be treated as a shareholder of record for the purposes thereof, to the extent the vesting requirements set forth in the Option agreement have been satisfied.

(iii) If the shareholders of the Corporation receive shares in the capital of another corporation ("Exchange Shares") in exchange for their Common Shares in any transaction involving a merger (other than a merger of the Corporation in which the holders of Common Shares immediately prior to the merger have the same proportionate ownership of Common Shares in the surviving corporation immediately after the merger), consolidation, acquisition of property or shares, separation or reorganization (other than a mere re-incorporation or the creation of a holding Corporation), all Options granted hereunder shall be converted into options to purchase Exchange Shares unless the Corporation and the corporation issuing the Exchange Shares, in their sole discretion, determine that any or all such Options granted hereunder shall not be converted into options to purchase Exchange Shares but instead shall terminate in accordance with, and subject to the Holder's right to exercise the Holder's Options pursuant to, the provisions of Section 5.1(m)(ii). The amount and price of converted options shall be determined by adjusting the amount and price of the Options granted hereunder in the same proportion as used for determining the number of Exchange Shares the holders of the Common Shares receive in such merger, consolidation, acquisition or property or stock, separation or reorganization. Unless accelerated by the Board, the vesting schedule set forth in the option agreement shall continue to apply to the options granted for the Exchange Shares.

(iv) In the event of any adjustment in the number of Common Shares covered by any Option, any fractional shares resulting from such adjustment shall be disregarded and each such Option shall cover only the number of full shares resulting from such adjustment.

(v) All adjustments pursuant to Section 5.1(m) shall be made by the Plan Administrator, and its determination as to what adjustments shall be made, and the extent thereof, shall be final, binding and conclusive.

(vi) The grant of an Option shall not affect in any way the right or power of the Corporation to make adjustments, reclassifications, reorganizations or changes of its capital or business structure, to merge, consolidate or dissolve, to liquidate or to sell or transfer all or any part of its business or assets.

6. EFFECTIVE DATE; AMENDMENT; SHAREHOLDER APPROVAL

6.1 Options may be granted by the Plan Administrator from time to time on or after the date on which this Plan is adopted by the Board (the "Effective Date").

6.2 Unless sooner terminated by the Board, this Plan shall terminate on the tenth anniversary of the Effective Date. No Option may be granted after such termination or during any suspension of this Plan.

6.3 Any Incentive Stock Options or any Options granted to Optionees resident in California granted by the Plan Administrator prior to the approval of this Plan by the shareholders of the Corporation shall be granted subject to approval of this Plan by the holders of a majority of the Corporation's outstanding voting shares, voting either in person or by proxy at a duly held shareholders' meeting within twelve (12) months before or after the Effective Date. Any Option granted to an Optionee resident in California and exercised before approval of the Plan by the Corporation's shareholders shall be rescinded if such approval is not obtained within twelve (12) months before or after the Effective Date. If such shareholder approval is sought and not obtained, all such Incentive Stock Options (other than Options granted to Optionees resident in California) granted prior thereto and thereafter shall be considered Non-Qualified Stock Options.

6.4 Subject to the Board may from time to time amend the Plan and the terms and conditions of any Option thereafter to be awarded and, without limiting the generality of the foregoing, may make such amendment for the purpose of meeting any changes in any Applicable Laws, applicable to the Plan, any Option or the Common Shares, or for any other purpose which may be permitted by all Applicable Laws, provided always that any such amendment shall not alter the terms or conditions of any Option or impair any right of any Holder pursuant to any Option awarded prior to such amendment.

6.5 Subject to any Applicable Laws, the Board may from time to time retrospectively amend the Plan and may also, with the consent of the affected Holders, retrospectively amend the terms and conditions of any Options which have been previously awarded.

6.6 The Board may terminate the Plan at any time provided that such termination shall not alter the terms or conditions of any Option or impair any right of any Holder pursuant to any Option awarded prior to the date of such termination and notwithstanding such termination the Corporation, such Options and such Holders shall continue to be governed by the provisions of the Plan.

6.7 The Corporation and every person to whom an Option is awarded hereunder shall be bound by and subject to the terms and conditions of the Plan.

7. NO OBLIGATIONS TO EXERCISE OPTION

7.1 The grant of an Option shall impose no obligation upon the Optionee to exercise such Option.

8. NO RIGHT TO OPTIONS OR TO EMPLOYMENT

8.1 Whether or not any Options are to be granted under this Plan shall be exclusively within the discretion of the Plan Administrator, and nothing contained in this Plan shall be construed as giving any person any right to participate under this Plan. The grant of an Option shall in no way constitute any form of agreement or understanding binding on the Corporation or any Related Corporation, express or implied, that the Corporation or any Related Corporation will employ or contract with an Optionee for any length of time, nor shall it interfere in any way with the Corporation's or, where applicable, a Related Corporation's right to terminate Optionee's employment at any time, which right is hereby reserved.

9. APPLICATION OF FUNDS

9.1 The proceeds received by the Corporation from the sale of Common Shares issued upon the exercise of Options shall be used for general corporate purposes, unless otherwise directed by the Board.

10. INDEMNIFICATION OF PLAN ADMINISTRATOR

10.1 In addition to all other rights of indemnification they may have as members of the Board, members of the Plan Administrator shall be indemnified by the Corporation for all reasonable expenses and liabilities of any type or nature, including attorneys' fees, incurred in connection with any action, suit or proceeding to which they or any of them are a party by reason of, or in connection with, this Plan or any Option granted under this Plan, and against all amounts paid by them in settlement thereof (provided that such settlement is approved by independent legal counsel selected by the Corporation), except to the extent that such expenses relate to matters for which it is adjudged that such Plan Administrator member is liable for willful misconduct; provided, that within fifteen (15) days after the institution of any such action, suit or proceeding, the Plan Administrator member involved therein shall, in writing, notify the Corporation of such action, suit or proceeding, so that the Corporation may have the opportunity to make appropriate arrangements to prosecute or defend the same.

11. OTHER PROVISIONS

11.1 Until all Options are exercised or expire, the Holders shall receive at least annually a copy of the Corporation's audited financial statements.

Effective Date: April 10, 2002